EXHIBIT 10.1

May 5, 2016

Mr. Ron Marshall

14 Vela Way

Edgewater, NJ 07020

Dear Ron:

We are pleased to offer you a position with Claire’s Stores, Inc. (the “Company”). Summarized below are the key points of your job offer:

POSITION – Chief Executive Officer

REPORTING RELATIONSHIP – Board of Directors

START DATE – May 5, 2016

SALARY – Your annual base salary will be $900,000 per year, paid in accordance with the Company’s standard payroll practices.

CAR ALLOWANCE – Not applicable

BONUS – As soon as practicable, you will be granted an option for 200,000 shares of stock under the Claire’s Inc. Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) at a price per share not less than the fair market value on the date of grant, which is expected to be in the range of $1.25 to $1.50 per share. This option will be immediately vested upon grant, and otherwise will be subject to the terms of the Stock Incentive Plan and those contained in the Claire’s Inc. standard form of grant agreement. This grant will be in lieu of participation in 2016 and subsequent years in the Company’s Annual Incentive Plan, and all other bonus arrangements in which you participate in connection with your current role as consultant to Apollo in connection with its investment in the Company.

LONG-TERM INCENTIVE – You will participate in the Company’s Long-Term Incentive Program, with grants made annually – timing as approved by the Board of Directors. As soon as practicable, you will be granted a one-time stock option for 600,000 shares under the Stock Incentive Plan at a price per share not less than the fair market value on the date of grant, as described above. This option will vest at the rate of 25% per year subject to continued employment, and otherwise will be subject to the terms of the Stock Incentive Plan and those contained in the Claire’s Inc. standard form of grant agreement. You will also be eligible to participate in our annual stock option grant program after a two-year waiting period, at the level provided therein for the Chief Executive Officer, provided that, such amount may be amended by the Company at any time if such amendment proportionately affects all participants in the Company’s Long-Term Incentive Program.

RESTRICTIVE COVENANTS AND CONFIDENTIALITY PROVISIONS – You will be subject to the Company’s standard non-competition, non-solicitation and confidentiality provisions.

SEVERANCE/NOTICE PERIOD – In the event that your employment is terminated by the Company without “Cause” (as defined below) and subject to your execution of a standard release and compliance with the Restrictive Covenant Agreement (as defined below), you shall receive the following severance benefits: (i) twelve (12) months’ base salary, payable in accordance with the Company’s customary payroll practices, but no less frequently than monthly; and (ii) reimbursement for COBRA premiums for group health plan coverage for twelve (12) months following your termination date in an amount equal to the excess of the group health plan COBRA premium rate applicable to you over the group health plan premium rate applicable to you immediately prior to your employment termination, provided that you timely and properly elect COBRA continuation coverage. Such reimbursements shall be paid to you on the last payroll date of the month following the month in which you remit the applicable premium amount; provided that, in the event that the Company’s reimbursement of COBRA premiums described herein would subject you or the Company to any penalty tax or other adverse tax consequences, the parties will negotiate an economically equivalent benefit, consistent with applicable law.

In order to receive the severance benefits described in (i) and (ii) above, you must comply with the Restrictive Covenant Agreement and execute a standard release provided by the Company within 60 days following your employment termination date (or any earlier period specified in the release). Severance payments will commence within 60 days following your employment termination date; provided that, if the 60 day period following your employment termination date spans two calendar years, severance payments will not commence until the later calendar year. The first payment will include amounts that would have otherwise been paid during the period beginning on your employment termination date and ending on the first payment date.

For purposes of this letter, “Cause” means the occurrence of any one or more of the following events: (i) an act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with the Company; (ii) intentional damage to the Company’s assets; (iii) intentional disclosure of the Company’s confidential information contrary to the Company’s policies; (iv) material breach of your obligations under the terms of your employment; (v) intentional engagement in any activity which would constitute a breach of your duty of loyalty or of your obligations under this Agreement; (vi) material breach of any material policy of the Company or Company’s parent that has been communicated to you in writing; (vii) the willful and continued failure to substantially perform your duties for the Company (other than as a result of incapacity due to physical or mental illness); or (viii) willful conduct by you that is demonstrably and materially injurious to the Company, monetarily or otherwise. An act, or a failure to act, shall not be deemed “willful” or “intentional” unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of the Company. Failure to meet performance standards or objectives, by itself, does not constitute “Cause”. In consideration of the benefits that will be provided to you, you agree that in the event of your voluntary termination with or without Good Reason (as defined below), you will provide a notice of at least 30 days prior to your termination date.

RESIGNATION FOR “GOOD REASON” – You may resign for “Good Reason”. In the event that you resign for Good Reason in accordance with the requirements of this paragraph and you comply with the Restrictive Covenant Agreement and execute a standard release provided by the Company within 60 days following your employment termination date (or any earlier period specified in the release), you will be entitled to receive the severance benefits described above as if you had been “terminated without Cause.” For purposes of this letter, “Good Reason” shall be defined as any of the following without your prior written consent: (i) the Company fails to comply with any material obligation imposed by this letter; (ii) any reduction in your base salary, unless all senior executives of the Company receive a substantially similar reduction in base salary; (iii) the Company requires you to be based (excluding regular travel responsibilities) at any office or location more than 75 miles outside of Hoffman Estates, Illinois, or (iv) a title change and/or significant reduction in responsibilities or reduction of the appropriate support staff and office facilities. In order to terminate your employment for Good Reason, you must provide the Company with (i) at least 30 days prior written notice, specifying in reasonable detail the circumstances constituting Good Reason and (ii) an opportunity to cure such circumstances during the 30 day period following the Company’s receipt of notice thereof; provided that, in the event of any such cure, you shall not have the right to terminate employment for Good Reason; however, if the Company is not seeking to cure, the Company shall not be obligated to allow you to continue working during such period and may, in its sole discretion, accelerate such termination of employment to any date during such period. You must provide any notice of termination for Good Reason to the Company within 60 days of the date on which the circumstances constituting Good Reason arise.

VACATION AND PAID TIME OFF – 25 days per year; prorated in your initial year of hire based on date of hire.

BENEFITS PROGRAMS – You will be eligible to participate in Claire’s U.S. Benefits program, including medical, HSA, dental, vision, life, and accident plans, subject to applicable waiting periods. Specific coverages and costs are outlined in the “Your Benefits Your Way” brochure provided to you. All employee benefits, including the 401(k) plan described below, are subject to the terms and conditions of the applicable plan documents and may be amended or terminated by the Company at any time.

401(K) PLAN – Eligible after 90 days of service.

BUSINESS EXPENSES – You will be entitled to reimbursement of all reasonable business expenses in accordance with the Company’s policies.

TAXES - The Company has the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations, or an exemption thereunder, and payments may only be made under this letter upon an event and in a manner permitted by Section 409A, to the extent applicable. Severance benefits under this letter are intended to be exempt from Section 409A under the “separation pay exception,” to the maximum extent applicable. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Notwithstanding anything in this letter to the contrary, if required by Section 409A, if you are considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this letter is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If you die during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 30 days after the date of your death. All payments to be made upon a termination of employment under this letter may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding any provision contained herein, in no event shall the Company be obligated to reimburse you for any additional tax (or related penalties and interest) you may incur by reason of application of Section 409A.

AGREEMENT – Acceptance of this position is contingent upon your signing the enclosed Employee Restrictive Covenant and Intellectual Property Assignment Agreement (the “Restrictive Covenant Agreement”).

You agree to keep the terms of this offer confidential and not disclose the terms of this offer to any other parties, except on a need to know basis to evaluate your decision to accept this offer.

Except as expressly stated in this letter, there are no understandings, written or oral, relating to your employment. This letter shall serve as the “Controlling Document” regarding any and all disputes that may arise regarding the subject matter addressed herein.

Please acknowledge acceptance of the terms stated herein by signing a copy of this letter and returning it to my attention.

Sincerely,

Peter P. Copses

Chairman of the Board

Ron Marshall	Date

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